Exhibit 21.1

Name of Subsidiary	State/Country of Incorporation

Wholly-owned Direct Subsidiaries
B&B Advertising, Inc.	Delaware
BeFirst Internet Corporation	Delaware
Comet Systems, Inc.	Delaware
Miva Corporation	California
Who Midco Corporation	Delaware

Wholly-owned Indirect Subsidiaries
Espotting Media Inc.	Delaware
Espotting Media (UK) Ltd.	United Kingdom
Espotting Media Ireland Ltd.	Ireland
Espotting Scandinavia	Sweden
Espotting Media (FR) SARL	France
Espotting Espana, S.L.	Spain
Espotting Media (DE) GmbH	Germany
Espotting Media S.r.l.	Italy